FOR RELEASE: August 6, 2003                                         EXHIBIT 99.1


                                                          Contact: Cheryl Hansen
                                                    Director, Investor Relations
                                                                    610-645-1084
                                                       hansenc@suburbanwater.com

                                                                    Donna Alston
                                                         Manager, Communications
                                                                    610-645-1095
                                                       alstond@suburbanwater.com


               PHILADELPHIA SUBURBAN CORPORATION REPORTS OPERATING
                        RESULTS FOR SECOND QUARTER 2003
         Company Reports Acquisition of AquaSource Immediately Accretive

BRYN MAWR, PA, August 6, 2003 - Philadelphia Suburban Corporation (NYSE:PSC) today reported $0.22 in net income per diluted share for the quarter ended June 30, 2003, compared to $0.21 per diluted share last year--or a five percent increase. Corresponding net income increased to $15.2 million, from $14.8 million, for the same quarter in 2002. Second quarter 2002 net income per diluted share, included $0.01 per share from a net gain on the sale of other assets.

Operating revenues grew nine percent in the second quarter to $83.4 million, versus $76.6 million for the same period in 2002 in spite of unfavorable weather throughout the quarter in PSC's primary service areas. Operating revenues in the quarter increased due to rate relief as well as a larger customer base from acquisitions in the various states in which the company operates.

"I am pleased with our performance in spite of the fact that we have experienced an unusually cool and wet spring," said Nicholas DeBenedictis, PSC Chairman and President. "May and June traditionally represent the beginning of our heavy demand period. However, during the second quarter, several of our key service areas experienced rainfall more than 100 percent above normal precipitation levels combined with cool, cloudy weather. Poor weather has historically had a five to 10 percent impact on the company's quarterly earnings per share. However, with the addition of the AquaSource states, we gain greater geographic diversity to help mitigate the impact of regional weather anomalies on the company's performance. "

The PSC efficiency ratio, or measure of operating and maintenance expenses to revenue, measured 37.2 percent for the second quarter, down from 37.7 percent for the same period in 2002. Year to date 2003, the efficiency ratio was 37.6 percent, also slightly improved from the company's ratio for the first six months of 2002 of 37.9 percent, due to continuing expense management within PSC's operations. "Even though some expenses, such as pension and insurance costs, were up over last year, our management team continues to do an effective job of mitigating increases in controllable expenses to maintain our industry-leading efficiency ratio," explained DeBenedictis.


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PSC closed the second largest acquisition in the company's history on July 31,
2003. The acquisition of the investor-owned water and wastewater systems of AquaSource, Inc.--a subsidiary of DQE (NYSE:DQE)--was capitalized at a lower cost of debt than originally expected (4.87 percent), and for a lower-than-expected purchase price ($195 million compared to the initial target of $205 million plus working capital), which will help make the transaction immediately accretive to earnings. Based upon specific performance measures, including revenue, rate base, customer connections, and working capital the final purchase price might be further reduced to a price lower than the stated $195 million.

Synergies have been identified and will be acted upon quickly to improve current AquaSource operating efficiencies. Redundant AquaSource overhead functions have been folded into PSC, enabling cost reduction.

PSC announced in May 2003 that it had reached an agreement to sell the Connecticut and New York operations of AquaSource, Inc. The strategic decision to quickly prune the Connecticut and New York operations is consistent with PSC's desire to focus on growth of its regulated operations in planned growth markets for the company. The regulated operations of Connecticut and New York represent approximately two percent of the AquaSource customers being acquired.

"PSC will continue to seek profitability through a combination of accretive acquisitions in all of the states where we operate, and the strategic pruning of current operations that do not meet our desired profile of a promising growth rate and economies of scale. Any asset sales will then be reinvested in our faster growing franchise areas," said DeBenedictis.

On the heels of the AquaSource acquisition, the PSC Board also announced that in October, the company will change its name to Aqua America, Inc. to reflect its position as the largest investor-owned water utility based in the U.S. The company will also change the names of each of its subsidiaries. DeBenedictis said that PSC's expansive customer growth (more than 300 percent in the past 10 years) from a regional company in Pennsylvania to a national company weighed heavily in the decision to change the company's name.

The PSC Directors also authorized a 7.1 percent cash dividend increase above the September 1, 2003 quarterly cash dividend payment and also approved for the fifth time in seven years a stock split for 2003, to be effected in the form of a 25 percent stock distribution. Both the increased dividend and stock distribution will be paid December 1, 2003 to shareholders of record on November 14, 2003.

Additionally, the Board declared the regular $.14 per share quarterly common stock cash dividend to be paid on September 1, 2003 to shareholders of record on August 15, 2003.

Beginning with the December 1, 2003 payment, PSC's quarterly dividend will increase to $.15 per share from $.14 per share ($.60 per share versus $.56 on an


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annualized basis) on the pre-split shares. The new quarterly cash dividend rate will be $.12 per share on the increased number of shares resulting from the stock distribution or $.48 per share annualized.
The company's quarterly conference call with analysts will be held today at 11:00 a.m. Eastern Daylight Time, and will be available via webcast so that interested parties may listen to the call over the Internet by logging on to www.suburbanwater.com.

The conference call will be archived in the investor relations section of the company's website for 90 days after the call. Additionally, the call will be recorded and made available for replay for 10 business days following the call, beginning 12:00 p.m. Wednesday, August 6, 2003 through August 20. The dial-in telephone number for the audio replay is (973) 341-3080 (pin number 4066615).

NOTE: Effective October 13, 2003, PSC will begin officially operating under the new company name of Aqua America, Inc, and will begin trading under a new ticker symbol, "WTR."

PSC is the largest U.S.-based investor-owned water utility serving approximately
2.5 million residents in Pennsylvania, Ohio, Illinois, Texas, New Jersey, Indiana, Virginia, Florida, North Carolina, Maine, Missouri, Connecticut, New York, South Carolina and Kentucky. PSC is a publicly traded company listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol "PSC." The company has been committed to the preservation and improvement of the environment throughout its history, which spans more than 100 years.

The following table shows selected operating data for the quarters ended June 30, 2003 and 2002 (in thousands, except per share data) for Philadelphia Suburban Corporation.

                                                       (Unaudited)
                                           Quarter Ended          Six Months Ended
                                              June 30,                 June 30,

                                          2003        2002        2003        2002
                                          ----        ----        ----        ----

Operating Revenues                     $  83,379   $  76,615   $ 163,868   $ 148,284
                                       ---------------------------------------------

Net income available to common stock   $  15,235   $  14,818   $  28,559   $  26,693
                                       ---------------------------------------------

Basic net income per share             $    0.22   $    0.22   $    0.42   $    0.39
                                       ---------------------------------------------
Diluted net income per share           $    0.22   $    0.21   $    0.41   $    0.38
                                       ---------------------------------------------

Average common shares outstanding:
  Basic                                $  68,843   $  68,701   $  68,395   $  68,576
                                       ---------------------------------------------
  Diluted                              $  69,615   $  69,461   $  69,123   $  69,408
                                       ---------------------------------------------

This release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that address, among other things, the effect of acquisitions, the impact of regional weather conditions, the final AquaSource purchase price, plans to seek future acquisition candidates and consider selective dispositions and actions to integrate AquaSource operations. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in


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regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.



                                      # # #


               Philadelphia Suburban Corporation and Subsidiaries
           Consolidated Statements of Income and Comprehensive Income
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                             Quarter Ended         Six Months Ended
                                                                June 30,               June 30,
                                                                --------               --------
                                                            2003       2002        2003        2002
                                                            ----       ----        ----        ----

Operating revenues                                        $ 83,379   $ 76,615   $ 163,868   $ 148,284

Cost & expenses:
  Operations and maintenance                                31,029     28,915      61,693      56,200
  Depreciation                                              11,464     10,307      22,811      20,200
  Amortization                                                 650        669       1,362       1,209
  Taxes other than income taxes                              4,946      4,621      10,266       9,935
                                                          --------   --------   ---------   ---------
Total                                                       48,089     44,512      96,132      87,544
                                                          --------   --------   ---------   ---------

Operating income                                            35,290     32,103      67,736      60,740

Other expense (income):
  Interest expense, net                                     10,651      9,891      21,263      19,671
  Allowance for funds used during construction                (500)      (546)       (876)       (932)
  Gain on sale of other assets                                (165)    (1,409)       (220)     (1,758)
                                                          --------   --------   ---------   ---------
Income before income taxes                                  25,304     24,167      47,569      43,759
Provision for income taxes                                  10,067      9,337      19,005      17,039
                                                          --------   --------   ---------   ---------
Net income                                                  15,237     14,830      28,564      26,720
Dividends on preferred stock                                     2         12           5          27
                                                          --------   --------   ---------   ---------
Net income available to common stock                      $ 15,235   $ 14,818   $  28,559   $  26,693
                                                          ========   ========   =========   =========

Net income                                                $ 15,237   $ 14,830   $  28,564   $  26,720
Other comprehensive income (loss), net of tax:
  Unrealized gain on securities                                102        217         149         345
  Reclassification adjustment for gains
     reported in net income                                    (11)      (466)        (11)       (693)
                                                          --------   --------   ---------   ---------
Comprehensive income                                      $ 15,328   $ 14,581   $  28,702   $  26,372
                                                          ========   ========   =========   =========

Net income per common share:
  Basic                                                   $   0.22   $   0.22   $    0.42   $    0.39
  Diluted                                                 $   0.22   $   0.21   $    0.41   $    0.38

Average common shares outstanding:
  Basic                                                     68,843     68,701      68,395      68,576
                                                          ========   ========   =========   =========
  Diluted                                                   69,615     69,461      69,123      69,408
                                                          ========   ========   =========   =========


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               Philadelphia Suburban Corporation and Subsidiaries
                     Condensed Consolidated Balance Sheets
                           (In thousands of dollars)
                                  (Unaudited)

                                                                  June 30,     December 31,
                                                                   2003           2002
                                                                   ----           ----

Net property, plant and equipment                               $  1,529,091  $  1,490,841
Current assets                                                        73,381        70,908
Regulatory assets and other assets                                   151,173       155,320
                                                                ------------  ------------
                                                                $  1,753,645  $  1,717,069
                                                                ============  ============

Stockholders' equity                                            $    541,762  $    493,097
Long-term debt, excluding current portion                            584,118       582,910
Current portion of long-term debt and loans payable                  131,112       149,378
Other current liabilities                                             65,906        77,153
Deferred credits and other liabilities                               430,747       414,531
                                                                ------------  ------------
                                                                $  1,753,645  $  1,717,069
                                                                ============  ============